Exhibit 10.13

FACTORING AND INVENTORY
ADVANCES AND SECURITY AGREEMENT

Date: December 7, 2009.

Name of Client: IRONCLAD PERFORMANCE WEAR CORPORATION (“Client”)

Factor: FCC, LLC d/b/a First Capital Western Region, LLC (“Factor”)

WHEREAS, Client has requested and Factor has agreed to purchase all of Client's Accounts, provide Account Advances against such Accounts, provide Inventory Advances against Inventory, guaranty Letters of Credit and provide certain services;

NOW, THEREFORE, in consideration of the agreements, provisions, and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Client and Factor, hereby agree to the terms and conditions set forth in this Factoring and Inventory Advances and Security Agreement:

Section 1. Definitions.

1.1       Defined Terms. Capitalized terms shall have the meanings ascribed to them on Schedule A.

1.2            Other Referential Provisions.

(a)            All terms in this Agreement, the Exhibits and Schedules shall have the same defined meanings when used in any other Factoring Documents, unless the context shall require otherwise.

(b)            Except as otherwise expressly provided herein, all accounting terms not specifically defined or specified herein shall have the meanings generally attributed to such terms under GAAP including, without limitation, applicable statements and interpretations issued by the Financial Accounting Standards Board and bulletins, opinions, interpretations and statements issued by the American Institute of Certified Public Accountants or its committees.

(c)            All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and the plural shall include the singular.

(d)            The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

(e)            Titles of Articles and Sections in this Agreement are for convenience only, do not constitute part of this Agreement and neither limit nor amplify the provisions of this Agreement, and all references in this Agreement to Articles, Sections, Subsections, paragraphs, clauses, sub clauses, Schedules or Exhibits shall refer to the corresponding Article, Section, Subsection, paragraph, clause or sub clause of, or Schedule or Exhibit attached to, this Agreement, unless specific reference is made to the articles, sections or other subdivisions or divisions of, or to schedules or exhibits to, another document or instrument.

(f)            Each definition of or reference to a document in this Agreement shall include such document as amended, modified, supplemented or restated from time to time.

(g)           Except where specifically restricted, reference to any Person shall be construed to include such Person’s successors and permitted assigns.

(h)           Any and all terms used in this Agreement which are defined in the UCC shall be construed and defined in accordance with the meaning and definition ascribed to such terms under the UCC, unless otherwise defined herein.

(i)            The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Reference to any law, constitution, statute, treaty, regulation, rule or ordinance, including any section or other part thereof (each, for purposes of this paragraph (i), a “law”), shall refer to that law as amended from time to time and shall include any successor law.

1.3       Exhibits and Schedules. All Exhibits and Schedules attached hereto are incorporated herein by reference and made a part hereof.

Section 2. Purchase & Sale of Accounts.

2.1 Purchase of Accounts. Client hereby sells to Factor all of Client’s right, title and interest in and to all of Client’s Accounts. Factor shall be the sole and exclusive owner of such Accounts with full power to collect and otherwise deal with such Accounts. All Accounts shall be submitted to Factor on a Schedule of Accounts listing each Account separately. The Schedule of Accounts shall be in such form as Factor may prescribe from time to time and shall be signed by an officer or authorized signer of the Client. Client may submit such Accounts electronically, by facsimile, by mail or other delivery service of Client’s choosing that is approved by Factor. Any Accounts submitted electronically shall be submitted in such electronic format as Factor may require. At the time the Schedule of Accounts is presented, Client shall also deliver to Factor, if requested by Factor, one copy of an invoice for each Account together with evidence of shipment, furnishing and/or delivery of the Goods or rendition of service(s).

2.2 Credit Approval.

(a)      Client shall submit to Factor the credit requirements of Client’s Customers, a description of its selling terms and such other information as Factor may request. Factor may, in its sole credit judgment, establish credit lines for sales by Client to its Customers on its normal selling terms or such other terms as Factor may approve (“Credit Lines”). Client may also submit for credit approval specific orders from Customers and Factor may, in its sole credit judgment, approve such orders on a single order approval basis (“Single Order Approval”). Accounts arising under the terms of Credit Lines or Single Order Approvals are hereinafter referred to as Approved Accounts; Accounts not arising under Credit Lines or Single Order Approvals are hereinafter referred to as Client Risk Accounts. All Credit Approvals must be in writing to be effective. Credit Approval(s) shall be limited to the specific terms and amounts indicated in either the Credit Line or Single Order Approval. If Goods are shipped or services are rendered based on a verbal approval, it is Client’s responsibility to ensure that such Credit Approval is received in writing. Any Account for freight, samples, or miscellaneous sales (including the sale of Goods and/or in quantities not regularly sold by Client) shall always be a Client Risk Account, notwithstanding any written Credit Approval from Factor. For purposes of determining Factor’s Credit Approval hereunder, the Account(s) balance due Factor from any given Customer shall be calculated as the aggregate amount owed by that Customer less any credits to which such Customer may be entitled, and is not to be construed to mean individual invoices owed by that Customer.

(b)      Credit Approval(s) may be withdrawn, either orally or in writing, in Factor’s sole discretion at any time before actual delivery of Goods or rendering of services. Credit Approval(s) are automatically rescinded and withdrawn if the terms of sale vary from the terms approved by Factor, or if the terms of sale are changed by Client without Factor’s prior written approval of the new terms, or if the Account is not assigned to Factor within ten days from the date of the invoice, or if the Goods are not delivered on or before the expiration of the Single Order Approval or if there is no expiration date if the Goods are not delivered within 30 days of the date of the Single Order Credit Approval. If Accounts exceed either a Credit Line or Single Order Approval, only the amount in excess of the Credit Line or Single Order Approval shall be considered Client Risk Accounts, provided, however, that if Client ships Goods or provides services to a Customer who has outstanding Accounts owed to Client, and such Customer’s Credit Line and/or outstanding Single Order Approval(s) have been withdrawn by Factor, and the Accounts created by such shipment exceed [***] of the total amount of Client’s Accounts outstanding, any Credit Approvals applying to those Accounts shall be deemed cancelled and all outstanding Accounts from that Customer are Client Risk Accounts for all purposes.

(c)      Factor shall have no liability of any kind for declining or refusing to give, or for withdrawing, revoking, or modifying, any Credit Approval pursuant to the terms of this Agreement, or for exercising or failing to exercise any rights or remedies Factor may have under this Agreement or otherwise. In the event Factor declines to give Credit Approval on any order received by Client from a Customer and in advising Client of such decline Factor furnishes Client with information as to the credit standing of the Customer, such information shall be deemed to have been requested of Factor by Client and Factor’s advice containing such information is recognized as a privileged communication. Client agrees that such information shall not be given to Client’s Customer or to Client’s sales representative(s). If necessary, Client shall merely advise its Customer(s) that credit has been declined on the account and that any questions should be directed to Factor.

(d)      Factor will assume the Credit Risk on Approved Accounts, i.e., if a Customer, after receiving and accepting the delivery of Goods or services (subject to all warranties herein) for which Factor has given written Credit Approval, fails to pay an Account when due, and such nonpayment is due solely to financial inability to pay, Factor shall bear any loss thereon up to the amount of the Credit Approval, subject to the terms and provisions stated herein or in the Credit Approval. If Factor fails to collect an Approved Account within 120 Days of its maturity solely due to the Customer’s financial inability to pay, Factor will pay the Purchase Price of such Approved Account to Client on the Collection Date. Specifically, Factor shall not be responsible for any nonpayment of a Credit Approved Account: (i) because of the assertion of any claim or Dispute by a Customer for any reason whatsoever, including, dispute as to price, terms of sales, delivery, quantity, quality, or other, or the exercise of any counterclaim or offset (whether or not such claim, counterclaim or offset relates to the specific Account); (ii) where nonpayment is a consequence of enemy attack, terrorism, natural disaster, civil commotion, strikes, lockouts, the act or restraint of public authorities, acts of God or force majeure; or (iii) if any representation or warranty made by Client to Factor in respect of such Account has been breached whether intentionally or unintentionally. The assertion of a Dispute by a Customer shall have the effect of negating any Credit Approval on the affected Approved Account(s) and such Approved Account(s) shall be deemed a Client Risk Account until paid or otherwise cleared from Factor’s books.

(e)      Client shall bear the Credit Risk on all Client Risk Accounts; Factor shall have full recourse to Client for all Client Risk Accounts. Upon demand by Factor, Client shall pay to Factor the full amount of a Client Risk Account, together with all expenses incurred by Factor up to the date of such payment, including reasonable attorney’s fees in attempting to collect or enforce such payment or payment of such Account(s).

(f)      If monies are owing from a Customer for both Approved Accounts and Client Risk Accounts, Client agrees that any payments or credits applying to any Account owing by such Customer will be applied: first, to any Approved Accounts outstanding on Factor’s books and second, to any Client Risk Account outstanding on Factor’s books. This order of payment applies regardless of the respective dates the sales occurred and regardless of any notations on payment items.

2.3 Purchase Price.

(a)      On the Collection Date applicable to an Account, Factor shall pay to Client the Purchase Price for such Account, less (i) any Reserve or credit balance that Factor, in Factor’s sole discretion, determines to hold, (ii) moneys remitted, paid, or otherwise advanced by Factor to or on behalf of Client (including any amounts which Client may reasonably be obligated to pay in the future), (iii) any other charges provided for by this Agreement or otherwise due Factor by Client, and (iv) any deductions taken by the Customer in connection with such Account.

(b)       No discount, credit, allowance or deduction with respect to any Account shall be granted or approved by Client to any Customer without the prior written consent of Factor unless such discount, credit, allowance or deduction is shown on the face of an invoice at the time such invoice is submitted to Factor.

(c)       Client shall pay to Factor or Factor may charge Client’s account with Factor, the amount of any payment that Factor receives with respect to a Client Risk Account if Factor is subsequently required to return such payment, whether as a result of any proceeding in bankruptcy or otherwise.

2.4 Reserve. Factor shall be entitled to withhold a Reserve, and may revise the Reserve at any time and from time to time if Factor deems it necessary to do so in order to protect Factor’s interests. Factor may charge against the Reserve any amount for which Client may be obligated to Factor at any time, whether under the terms of this Agreement, or otherwise, including any damages suffered by Factor as a result of Client’s breach of any provision of Section 6 hereof (whether intentional or unintentional), any adjustments due and any attorneys’ fees, costs and disbursements due. Client recognizes that the Reserve represents bookkeeping entries only and not cash funds. It is further agreed that with respect to the balance in the Reserve, Factor is authorized to withhold, without giving prior notice to Client, such payments and credits otherwise due to Client under the terms of this Agreement for reasonably anticipated claims or to adequately satisfy reasonably anticipated Obligation(s) Client may owe Factor.

2.5 Notice Of Purchase. All invoices submitted to Customers by Client shall plainly state on their face that the amounts payable thereunder are payable to Factor at such lockbox address as Factor may designate to Client in writing from time to time. Client agrees to execute and deliver to each Customer obligated under an Account such written notice of sale of the Account as Factor may request.

Section 3. Account Advances/Inventory Advances.

3.1 Account Advances. In Factor’s sole discretion, subject to the terms and conditions of this Agreement, Factor may from time to time advance to Client up to [***] of the aggregate Net Invoice Amount of Accounts outstanding at the time any such advance is made, less: (1) Any such Accounts that are in Dispute; (2) any such Accounts that are not Approved Accounts; (3) the amount of the Reserve; (4) any interest, fees and other items, actual or estimated, that are chargeable to the Reserve; and (5) the amount of any Letters of Credit not deducted pursuant to section 3.2 (a). In Factor’s sole discretion, subject to the terms and conditions of this Agreement, Factor may from time to time consider certain foreign accounts as Eligible Accounts so long as they are less than [***] of Client’s total sales. Prior to any advance to Client on any foreign accounts that may be considered Eligible Accounts, the foreign accounts are subject to satisfactory credit approval by Factor or credit insurance.

3.2 Inventory Advances. (a) In Factor’s sole discretion, subject to the terms and conditions of this Agreement, Factor may from time to time advance to Client up to the least of (i) $1,500,000, (ii) [***] of total availability from Accounts, (iii) [***] of the cost of Eligible Inventory, or (iv) [***] of the appraised net orderly liquidation value of Eligible Inventory (adjusted seasonally as necessary, based on appraisal results), less the face amount of all Letters of Credit issued or guarantied by Factor for or on behalf of Client and such reserves as Factor shall establish from time to time in its sole discretion. Borrowed amounts that are repaid may be reborrowed upon the terms and conditions of this Agreement. In no event shall the total of the outstanding Inventory Advances exceed $1,500,000 and Client shall immediately pay to Factor any and all amounts necessary to reduce the aggregate outstanding Inventory Advances below such limit. All Eligible Inventory shall be located at Client’s warehouse or in-transit on the water (availability from in-transit Inventory shall be capped at [***] and subject to documentation acceptable to Factor as necessary to support Factor’s perfected security interest in such Inventory).

(b)      Factor will determine eligibility and the loan value of the Eligible Inventory, in its sole discretion, consistent with Factor’s experience, prudent business judgment and standards of commercial reasonableness applicable to asset-based credits and in good faith.

(c)  Client shall deliver to Factor an Inventory Certificate no less frequently than monthly (by the fifth Business Day of each month) with respect to the previous month’s Inventory.

3.3 Letters of Credit.

(a)            Subject to the terms of this Agreement, and so long as no Default has occurred and is continuing, upon the request of Client and for Client’s account, Factor shall issue or shall cause to be issued one or more Letters of Credit for the purpose of facilitating the purchase of goods or services in the ordinary course of Client’s business. The aggregate face amount of all Letters of Credit shall be deducted from the amount of Inventory Advances available under Section 3.2 hereof. The aggregate face amount of all Letters of Credit outstanding at any time shall not exceed the amount of Inventory Advances available under Section 3.2 hereof, less such reserves as Factor shall establish from time to time in its sole discretion; provided, that, at no time shall the aggregate face amount of all Letters of Credit outstanding, plus the outstanding Account Advances and Inventory Advances, exceed the lesser of Three Million and No/100 Dollars ($3,000,000) or the amounts available to be advanced/borrowed under Sections 3.1 and 3.2 hereof. The expiration date of each Letter of Credit shall not be later than the earlier of (i) 365 days from the date of issuance of such Letter of Credit and (ii) the date which is 90 days following the end of the then current Term of this Agreement. No Letter of Credit shall have any automatic or “evergreen” renewal provisions. No extensions, modifications or amendments to a Letter of Credit shall be made without Factor's prior written consent.

(b)            In the event that Factor shall make any payment on or pursuant to any Letter of Credit, such payment shall then be deemed automatically to constitute first, an Inventory Advance, and second an Account Advance, hereunder.

(c)            Client shall pay to Factor, as compensation for the Letter of Credit Obligations incurred hereunder, immediately upon demand, all amounts necessary for Factor to meet all disbursements and payments of any kind or character, together with the Letter of Credit Fee, and any interest, commissions and other charges, which Factor has incurred or will incur or to which Factor is entitled in connection with the Letters of Credit or any draft drawn thereunder and any fees charged by any Bank issuing any Letters of Credit, all as set forth on Exhibit A.

(d)            Client shall give Factor at least five (5) business days’ prior written notice of a requested Letter of Credit. The Letter of Credit shall be issued pursuant to a letter of credit application entered into by Client and Factor for the benefit of the Issuer, completed in a manner satisfactory to Factor and the Issuer. The terms and conditions set forth in such letter of credit application shall supplement the terms and conditions hereof, but if the terms of such letter of credit application and the terms of this Agreement are inconsistent, the terms hereof shall control.

(e)    The Client hereby agrees to reimburse Factor for payments made with respect to any Letter of Credit Obligations and such obligation shall be absolute, unconditional and irrevocable, without necessity of presentment, demand, protest or other formalities. Client acknowledges that neither this Agreement nor any guaranty of a Letter of Credit by Factor pursuant to this Agreement shall in any way be construed to create any liability, obligation, warranty or representation on Factor's part with respect to any matter other than Factor's obligation to make payment of any Letter of Credit guarantied by Factor. Neither Factor nor any Person issuing a Letter of Credit shall be responsible for: (a) verifying the existence of any act, condition or statement made by a beneficiary of a Letter of Credit in relation to its drawing or presentment under the Letter of Credit or for verifying or passing judgment on the reasonableness of any statement made by the beneficiary of the Letter of Credit; (b) the validity, sufficiency or genuineness of documents, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) the failure to give any notice; or (d) any breach of contract between the beneficiary of the Letter of Credit and Client. Furthermore, neither Factor nor any Person issuing a Letter of Credit shall be responsible for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph or otherwise; and none of the above shall affect or impair any of Factor's rights or powers hereunder. In furtherance of the foregoing, Client agrees that, absent gross negligence or willful misconduct on Factor's part, any action taken or not taken by Factor or by any Person issuing a Letter of Credit, under or in connection with a Letter of Credit or the related draft or documents shall be binding on Client and shall not make Factor liable to Client.

(f)            Factor shall not be obligated to issue or cause to be issued Letters of Credit for any purpose other than the sole purpose of allowing Client to purchase goods or services in the ordinary course of business.

(g)            Client shall indemnify Factor and hold Factor harmless from and against any and all liabilities, losses, costs, fees and expenses, including attorneys' fees, that Factor may sustain or incur based upon, arising under, or in any way relating to any Letter of Credit. Client's obligation to reimburse and indemnify Factor shall be conclusive but shall not prejudice any rights Client may have against any other person in the event that Client disputes liability of any amounts owing under any Letter of Credit.

(h)            Whenever a draft is submitted under the Letter of Credit, Clients authorize Factor (regardless of whether a Default exists or whether Clients have sufficient borrowing availability hereunder) to make a Inventory Advance first and, to the extent necessary to cover the amount of such Letter of Credit, an Account Advance hereunder in the amount of such draft (plus any applicable fees of the Issuer associated therewith) and to apply the proceeds of such Inventory Advance or Account Advance thereto. Such Inventory Advances and/or Account Advances shall bear interest and be repayable in accordance with, and be treated in all other respects pursuant to the terms hereof.

(i)            Clients’ obligations arising hereunder shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including (without limitation) the following circumstances:

(A)            any lack of validity or enforceability of the Letter of Credit or any other agreement or instrument relating thereto (collectively the “Related Documents”);

(B)            any amendment or waiver of or any consent to departure from all or any of the Related Documents;

(C)            the existence of any claim, setoff, defense or other right which any Client may have at any time, against any beneficiary or any transferee of the Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated herein or in the Related Documents or any unrelated transactions;

(D)            any statement or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(E)            payment by or on behalf of the Issuer under the Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of the Letter of Credit; and

(F)            any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

3.4     Maximum Credit Facility Amount. Notwithstanding anything to the contrary in this Agreement, in no event shall the total of the outstanding Account Advances, Inventory Advances and Letters of Credit exceed Three Million and No/100 Dollars ($3,000,000) at any one time (“Maximum Credit Facility Amount”), and Client shall immediately pay to Factor any and all amounts necessary to reduce the aggregate outstanding Account Advances, Inventory Advances and Letters of Credit below such limit.

Section 4. Collections/Repayment.

4.1 Collections.

(a)       Factor shall have the right at any time with or without notice to Client, to notify any or all Customers of the sale and assignment of the Accounts and pledge of the Collateral to Factor and to direct such Customers to make payment of all amounts due or to become due to Client directly to Factor. Client agrees not to change any of such instructions or to give its Customers different instructions so long as this Agreement shall remain in effect. To the extent there are no Obligations of Client owed to Factor hereunder and so long as Client is not in Default, Factor shall be deemed to have received any such proceeds of Accounts and other Collateral in excess of that to which Factor is entitled as Owner of the Accounts or in full repayment of any Obligations, as a pure pass-through for and on account of Client.

(b)       Factor, as the sole and absolute owner of the Accounts, shall have the sole and exclusive power and authority to collect each such Account, through legal action or otherwise, and Factor may, in its sole discretion, settle, compromise, or assign (in whole or in part) any of such Accounts, or otherwise exercise, to the maximum extent permitted by applicable law, any other right now existing or hereafter arising with respect to any of such Accounts.

(c)       Should Client receive payment of all or any portion of any Account or other Collateral, Client shall immediately notify Factor of the receipt of such payment, hold such payment in trust for Factor separate and apart from Client’s own property and funds, and shall deliver such payment to Factor without delay in the identical form in which received. Should Client receive any check or other payment instrument with respect to any Account or other Collateral and fail to surrender and deliver to Factor such check or payment instrument within two (2) business days, Factor shall be entitled to charge Client a Misdirected Payment Fee to compensate Factor for the additional administrative expenses that the parties acknowledge are likely to be incurred as a result of such breach.

4.2 Repayment.

(a)       Client hereby unconditionally promises to pay all Advances, Letters of Credit Obligations and all Obligations. All Advances and all Obligations shall be payable on demand and shall bear interest at the rate set forth in subsection 5.1 below until paid in full. All Advances and Obligations shall be immediately due and payable upon termination of this Agreement for any reason.

(b)       The Purchase Price and all other amounts received by Factor will be paid to Client by crediting same to Client’s account with Factor on the Collection Date. The Purchase Price and all other amounts so credited to Client’s account with Factor shall be applied first to all fees and expenses due Factor, next to accrued interest, then to the Inventory Advances, then to Account Advances, provided, however, that the allocation of Credit Risk shall be governed by Section 2.2 hereof.

(c)       Notwithstanding anything herein to the contrary, Client shall make each payment required hereunder or under any other Factoring Document without setoff, deduction or counterclaim.

(d)       Unless payment is otherwise timely made by Client, the becoming due of any amount required to be paid under this Agreement or any other Factoring Documents as principal, accrued interest, expenses or fees shall be deemed irrevocably to be a request by Client for an Account Advance or Inventory Advance on the due date of, and in the amount required to pay, such principal, accrued interest or fees or expenses and the proceeds of each such Account Advances or Inventory Advance if made by Factor, shall be disbursed by Factor by way of direct payment of such Obligation.

Section 5. Interest and Fees.

5.1 Interest.

(a)       Client will pay Factor or, at Factor’s option, Factor may charge Client’s account with, interest on the average daily net principal amount of all Account Advances outstanding hereunder, calculated monthly and payable on the first day of each calendar month, at a rate (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the sum of (i) LIBOR, plus (ii) seven and one-half percent (7.5%) (the “Account Advances Interest Rate”) on a floating basis. The Account Advances Interest Rate may not be the lowest or best rate at which Factor calculates interest or extends credit. The Account Advances Interest Rate for each calendar month shall be adjusted (if necessary) on the first day of such calendar month and shall be equal to the Account Advances Interest Rate in effect as of the close of business on the last Business Day of the immediately preceding calendar month.

(b)       If during any month, a net credit balance exists (i.e., the Reserve or credit balance exceeds outstanding Accounts), then Factor shall credit Client’s account as of the last day of each month with interest at a rate equal to the Account Advances Interest Rate.

(c)       Client will pay Factor or, at Factor’s option, Factor may charge Client’s account with, interest on the average daily net principal amount of all Inventory Advances outstanding hereunder, calculated monthly and payable on the first day of each calendar month, at a rate (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the sum of (i) LIBOR, plus (ii) eight and one-half percent (8.5%) (the “Inventory Advances Interest Rate”) on a floating basis. The Inventory Advances Interest Rate may not be the lowest or best rate at which Factor calculates interest or extends credit. The Inventory Advances Interest Rate for each calendar month shall be adjusted (if necessary) on the first day of such calendar month and shall be equal to the Inventory Advances Interest Rate in effect as of the close of business on the last Business Day of the immediately preceding calendar month.

(d)       Beginning the first full month after the first Contract Year of this Agreement, the Account Advances Interest Rate and Inventory Advances Interest Rate shall be adjusted quarterly, based on the Client’s trailing twelve-month EBITDA, as detailed in the following:

	Account Advances	Inventory Advances
EBITDA	Interest Rate	Interest Rate

<$500,000	LIBOR + [***]	LIBOR + [***]
>$500,000 but <$1,000,000	LIBOR + [***]	LIBOR + [***]
equal or >$1,000,000	LIBOR + [***]	LIBOR + [***]

(e)       Interest shall be charged to Client’s account with Factor as of the last day of each month and shall constitute Obligations. Any adjustment in Factor’s interest rate, whether downward or upward will become effective on the first day of the month following the month in which the rate of interest is reduced or increased. All Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 360 days.

(f)       To the extent permitted by law and without limiting any other right or remedy of Factor hereunder, whenever there is a Default under this Agreement, the rate of interest on the Obligations shall, at the option of Factor, be increased to a default interest rate by adding [***] to the highest interest rate otherwise in effect hereunder. Factor may charge such default interest rate retroactively beginning on the date the applicable Default first occurred or existed. Client acknowledges that: (i) such additional rate is a material inducement to Factor to purchase Accounts or consider requests for Advances hereunder; (ii) Factor would not have made the Advances in the absence of the agreement of Client to pay such additional rate; (iii) such additional rate represents compensation for increased risk to Factor that Factor will not be repaid; and (iv) such rate is not a penalty and represents a reasonable estimate of (A) the cost to Factor in allocating its resources (both personnel and financial) to the ongoing review, monitoring, administration or collection of the Advances and Obligations, and (B) compensation to Factor for losses that are difficult to ascertain. In the event of termination of this Agreement by either party hereto, Factor’s entitlement to this charge will continue until all Obligations are paid in full.

(g)       IT IS THE INTENTION OF THE PARTIES HERETO THAT AS TO ALL ACCOUNTS, THE TRANSACTIONS CONTEMPLATED HEREBY SHALL CONSTITUTE A TRUE PURCHASE AND SALE OF ACCOUNT(S) UNDER § 9-318 OF THE UCC AS IN EFFECT IN THE STATE OF CALIFORNIA AND AS SUCH, THE CLIENT SHALL HAVE NO LEGAL OR EQUITABLE INTEREST IN SUCH PROPERTY SOLD. NEVERTHELESS, IN THE EVENT ANY PORTION OF THIS TRANSACTION IS CHARACTERIZED AS A LOAN AND AS IT RELATES TO THE INVENTORY ADVANCE, THE PARTIES HERETO INTEND TO
CONTRACT IN STRICT COMPLIANCE WITH APPLICABLE USURY LAW FROM TIME TO TIME IN EFFECT. IN FURTHERANCE THEREOF SUCH PARTIES STIPULATE AND AGREE THAT NONE OF THE TERMS AND PROVISIONS CONTAINED IN THIS AGREEMENT SHALL EVER BE CONSTRUED TO CREATE A CONTRACT TO PAY, FOR THE USE, FORBEARANCE OR DETENTION OF MONEY, INTEREST IN EXCESS OF THE MAXIMUM RATE (AS HEREINAFTER DEFINED) FROM TIME TO TIME IN EFFECT. NEITHER CLIENT, ANY PRESENT OR FUTURE GUARANTOR OR ANY OTHER PERSON HEREAFTER BECOMING LIABLE FOR THE PAYMENT OF THE OBLIGATIONS, SHALL EVER BE LIABLE FOR ANY OBLIGATION THAT MAY BE CHARACTERIZED AS UNEARNED INTEREST THEREON OR SHALL EVER BE REQUIRED TO PAY ANY OBLIGATION THAT MAY BE CHARACTERIZED AS INTEREST THEREON IN EXCESS OF THE MAXIMUM AMOUNT THAT MAY BE LAWFULLY CHARGED UNDER APPLICABLE LAW FROM TIME TO TIME IN EFFECT, AND THE PROVISIONS OF THIS SECTION SHALL CONTROL OVER ALL OTHER PROVISIONS OF THIS AGREEMENT WHICH MAY BE IN CONFLICT THEREWITH. IF ANY INDEBTEDNESS OR OBLIGATION OWED BY CLIENT HEREUNDER IS DETERMINED TO BE IN EXCESS OF THE LEGAL MAXIMUM, OR FACTOR SHALL OTHERWISE COLLECT MONEYS WHICH ARE DETERMINED TO CONSTITUTE INTEREST WHICH WOULD OTHERWISE INCREASE THE INTEREST ON ALL OR ANY PART OF SUCH OBLIGATIONS TO AN AMOUNT IN EXCESS OF THAT PERMITTED TO BE CHARGED BY APPLICABLE LAW THEN IN EFFECT, THEN ALL SUCH SUMS DETERMINED TO CONSTITUTE INTEREST IN EXCESS OF SUCH LEGAL LIMIT SHALL, WITHOUT PENALTY, BE PROMPTLY APPLIED TO REDUCE THE THEN OUTSTANDING OBLIGATIONS OR, AT FACTOR’S OPTION, RETURNED TO CLIENT OR THE OTHER PAYOR THEREOF UPON SUCH DETERMINATION. IF AT ANY TIME THE RATE AT WHICH INTEREST IS PAYABLE HEREUNDER EXCEEDS THE MAXIMUM RATE, THE AMOUNT OUTSTANDING HEREUNDER SHALL CEASE BEARING INTEREST UNTIL SUCH TIME AS THE TOTAL AMOUNT OF INTEREST ACCRUED HEREUNDER EQUALS (BUT DOES NOT EXCEED) THE MAXIMUM RATE APPLICABLE HERETO. AS USED IN THIS SECTION, THE TERM “APPLICABLE LAW” MEANS THE LAWS OF THE STATE OF CALIFORNIA OR, IF DIFFERENT, THE LAWS OF THE STATE OR TERRITORY IN WHICH THE CLIENT RESIDES, WHICHEVER LAW ALLOWS THE GREATER RATE OF INTEREST, AS SUCH LAWS NOW EXIST OR MAY BE CHANGED OR AMENDED OR COME INTO EFFECT IN THE FUTURE AND THE TERM “MAXIMUM RATE” MEANS THE MAXIMUM NONUSURIOUS RATE OF INTEREST THAT FACTOR IS PERMITTED UNDER APPLICABLE LAW TO CONTRACT FOR, TAKE, CHARGE OR RECEIVE WITH RESPECT TO THE OBLIGATIONS.

5.2 Commission.

(a)            For Factor’s services hereunder, Client shall pay and Factor shall be entitled to receive a factoring commission equal to [***] of the gross invoice amount of each Account (“Commission”). The Commission shall be due and payable to Factor on the date of creation of each Account and shall be chargeable to Client’s account with Factor. Upon Factor’s written notification to Client and acceptance by Client, Factor shall be entitled to receive a surcharge equal to [***] of the gross invoice amount of all Accounts arising out of sales to any Customer that is a debtor-in- possession.

(b)            Factor’s Commission is based upon Client’s maximum selling terms of ninety (90) days. Client will not grant additional dating to any Customer without Factor’s prior written approval. If Factor approves extended terms or additional dating, the rate of Commission shall be increased by [***] of the gross invoice amount of each Account for each 30 days or portion thereof of extended or additional dating.

5.3 Fees.

(a)            All of the fees charged under this Agreement constitute compensation to Factor for services rendered and are not interest or a charge for the use of money. Each installment of such fees shall be fully earned when due and payable and shall not be subject to refund or rebate.

(b)            Upon execution of this Agreement, in consideration of Factor’s structuring, approving and committing to this Agreement, but without affecting Client’s obligation to reimburse Factor for costs associated with this Agreement and the transactions contemplated hereby as provided elsewhere in this Agreement, Client agrees to pay Factor a closing fee in the amount of [***], which will be fully earned on the date of this Agreement and non-refundable when paid.

(c)    In consideration of the maintenance of Factor’s commitment hereunder, Client will pay Factor a fee at the rate of [***] per annum on the daily average unused portion of Factor’s commitment to make loans or advances hereunder, payable monthly in arrears on the first day of each calendar month, beginning on the first such date following the date of this Agreement.

Section 6. Collateral.

6.1 Security Interest. In order to secure the payment of all Advances and Obligations of Client to Factor, Client hereby grants to Factor a first priority security interest in and lien upon and assigns, mortgages and pledges to Factor all of Client’s right, title and interest in and to all of Client’s presently existing or hereafter arising Collateral wherever located.

6.2 Perfection/Further Assurances. Client agrees to comply with all appropriate laws in order to perfect Factor’s security interest in and to the Collateral and to execute such documents as Factor may require from time to time. Client authorizes Factor to file at such times and places as Factor may designate such financing statements, continuations and amendments thereto as are necessary or desirable to perfect Factor’s rights in and give notice of Factor's purchase of the Accounts under the UCC in effect in any applicable jurisdiction and Factor’s security interest in the Collateral. Factor may at any time and from time to time file financing statements, continuation statements and amendments thereto that describe the Collateral as “all assets” of Client or words of similar effect and which contain any other information required by Part 5 of Article 9 of the applicable UCC for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether Client is an organization, the type of organization and any organization identification number issued to Client. Client agrees to furnish any such information to Factor promptly upon request. Any such financing statements, continuation statements or amendments may be signed by Factor on behalf of Client or filed by Factor without the signature of Client and may be filed at any time in any jurisdiction. Client acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement naming Client as the debtor and Factor as the secured party without the prior written consent of Factor, and Client agrees that it shall not do so without the prior written consent of Factor. Client hereby ratifies any UCC financing statements previously filed by Factor.

6.3 Collateral Representations, Warranties & Covenants

(a)    Client is the sole owner and holder of all Collateral and there is no security interest, Lien, judgment or other encumbrance in or affecting such Accounts or any of the other Collateral except as set forth on Schedule 6.3 (a) hereof. At the time of assignment to Factor, the Account is a valid, bona fide account, representing an undisputed indebtedness incurred by the named Customer for goods actually sold and delivered or for services completely rendered;

(b)   The Collateral is located at the locations set forth on Schedule 6.3 (b) hereof and at no other location. Client shall provide written notice to Factor of any change in the locations at which it keeps its Collateral at least thirty (30) days prior to any such change. Client shall obtain from any landlord, warehouseman, or other third party operator of premises on which any Collateral is located an acceptable lien waiver or subordination agreement in Factor’s favor with respect to such Collateral. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Client shall, immediately endorse and assign such Negotiable Collateral over to Factor and deliver actual physical possession of the Negotiable Collateral to Factor. Client shall at any time and from time to time take such steps as Factor may request for Factor (i) to obtain an acknowledgment, in form and substance satisfactory to Factor, of any bailee having possession of any of the Collateral that such bailee holds such Collateral for Factor, (ii) to obtain “control” of any investment property, deposit accounts, letter-of-credit rights or electronic chattel paper in accordance with Article 9 of the UCC, with any agreements establishing control to be in form and substance satisfactory to Factor, and (iii) otherwise to insure the continued perfection and priority of Factor’s security interest in the Collateral and of the preservation of its rights therein.

(c)   Accounts. Other than those discounts, allowances and deductions set forth on the face of the invoice at the time it was created, there are and shall be no set-offs, allowances, discounts, deductions, counterclaims, or disputes with respect to any Account. Client shall inform Factor, in writing, immediately upon learning that there exists any Dispute. Client may accept returns and grant allowances or credits to any Customer, unless Factor notifies Client in writing that Client may not grant such allowances or credits to any designated Customer(s). If required by Factor, Client shall submit to Factor credit memos itemized on a separate Schedule of Accounts for all returns and allowances made during the previous week. At Factor’s option, Factor may require that Client pay Factor for the amount of such credit memos, or in Factor’s sole and exclusive discretion, Factor may agree to accept the Schedule of Accounts and apply same to Client’s Reserve.

(d)   Inventory. Client will maintain Inventory at the locations set forth on Schedule 6.3 (b) hereof subject to a perfected, first-priority Lien in favor of Factor. Sales of Inventory will be made in compliance with all material requirements of applicable law. Client covenants and agrees:

(i)            To notify Factor immediately of any event causing loss or depreciation in the value of Inventory and the amount of such loss or depreciation;

(ii)           To keep correct current stock, cost and sales records of Client's Inventory, accurately and sufficiently itemizing and describing the kinds, type, and quantities of Inventory and the cost and selling prices thereof, all of which records shall be continuously available to Factor for inspection, and Factor shall at all reasonable times have access to and the right to inspect and draw off data from any of Client's other books and records for the purposes of checking and verifying all such statements, stock, cost and sales records;

(iii)   At all reasonable times and from time to time, by or through any of Client's officers, agents, attorneys, or accountants, permit Factor to examine or inspect the Inventory wherever located and, for such purposes, to enter upon Client's premises or wherever any of the Inventory may be found; and

(iv)   Until Default, Client may use the Inventory in any lawful manner not inconsistent with this Agreement or with the terms or conditions of any policy of insurance thereon, may use and consume any raw materials or supplies, the use and consumption of which is necessary in order to carry on Client's business, and may also sell the Inventory in the ordinary course of business. (A sale in the ordinary course of business does not include a transfer in partial or total satisfaction of a debt owing by Client to any person other than Factor.)

(e)    Equipment. Client will maintain all Equipment used or useful in Client’s business in good and workable condition, ordinary wear and tear excepted, subject to a perfected, first-priority security interest in Factor’s favor and free and clear of all other Liens except as set forth on Schedule 6.3 (e) at one of the locations set forth on Schedule 6.3(b).

(f)    Defense of Title. All Collateral will at all times be owned by Client, and Client will defend Client’s title to the Collateral against the claims of third parties. Client will at all times keep accurate and complete records of the Collateral.

(g)    Insurance. Client will obtain and maintain in full force and effect insurance covering the Collateral against all risks to which the Collateral is exposed, including loss, damage, fire, theft, and all other such risks, in such amounts, with such companies, under such policies and in such form as will be satisfactory to Factor, which policies will name Factor as an additional insured and provide that loss thereunder will be payable to Factor as Factor’s interests may appear upon a loss payee endorsement acceptable to Factor. All proceeds of any such insurance will be paid over to Factor directly, and Factor may apply such proceeds to payment of the Obligations, whether or not due, in such order of application as Factor determines or, in Factor’s sole discretion, apply such proceeds, in whole or in part, to the replacement, restoration or rebuilding of the lost or damaged property. Client will provide to Factor from time to time certificates showing such coverage in effect and, at Factor’s request, the underlying policies.

(h)    Commercial Tort Claims. If Client shall at any time acquire a commercial tort claim, Client shall immediately notify Factor in a writing signed by Client of the details thereof and grant to Factor in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Factor.

Section 7. Power of Attorney.

7.1 Power of Attorney. Client hereby grants to Factor an irrevocable power of attorney authorizing and permitting Factor, at its option, without notice to Client to do any or all of the following: (a) endorse the name of Client on any checks or other evidences of payment whatsoever that may come into the possession of Factor regarding Accounts or Collateral, including checks received by Factor pursuant to Section 9 hereof; (b) upon the occurrence of a Default, receive, open and dispose of any mail addressed to Client and put Factor’s address on any statements mailed to Customers; (c) pay, settle, compromise, prosecute or defend any action, claim, conditional waiver and release, or proceeding relating to Accounts or Collateral; (d) upon the occurrence of a Default, notify in the name of the Client, the U.S. Post Office to change the address for delivery of mail addressed to Client to such address as Factor may designate, however, Factor shall turn over to Client all such mail not relating to Accounts or Collateral; (e) file any financing statement deemed necessary or appropriate by Factor to protect Factor’s interest in and to the Accounts or Collateral, or under any provision of this Agreement; (f) effect debits to any deposit account or other account that Client or Client’s principals who have executed a guaranty agreement maintain at any bank for any sums due to or from the Client under this Agreement; (g) upon a Default, to prepare and mail all invoices relating to Accounts; and (h) to take all actions necessary and proper in order to carry out this Agreement. The authority granted to Factor herein is irrevocable until this Agreement is terminated and all Obligations are fully satisfied.

Section 8. Client’s Representations, Covenants and Warranties.

Section 8.1 Client’s Representations, Covenants and Warranties. Client, as well as each of Client’s principals, represent, warrant and covenant to Factor that:

(a)            Client is a corporation or limited liability company, duly organized, validly existing and in good standing under the laws of the state of California and is qualified and authorized to do business and is in good standing in all states in which such qualification and good standing are necessary or desirable;

(b)            The execution, delivery and performance by Client of this Agreement does not and will not constitute a violation of any applicable law, violation of Client’s articles of incorporation or organization or bylaws or any material breach of any other document, agreement or instrument to which Client is a party or by which Client is bound. The Agreement is a legal, valid and binding obligation of Client enforceable against it in accordance with its terms;

(c)    Client’s address, as set forth below its signature line hereto, is Client’s mailing address, its chief executive office, principal place of business and the office where all of the books and records concerning the Accounts and/or Collateral are maintained which shall not be changed without giving thirty (30) days prior written notice to Factor;

(d)            Client shall maintain its books and records in accordance with GAAP and shall reflect on its books the absolute sale of the Accounts to Factor. Client shall furnish Factor, upon request, such information and statements, as Factor shall require from time to time regarding Client’s business affairs, financial condition and results of its operations. Without limiting the generality of the foregoing, Client shall provide Factor, (i) within 30 days of each month end, internally prepared financial and operating statements with respect to the prior month, (ii) within ninety (90) days after the end of each of Client’s fiscal years, audited financial statements (on a fiscal year-to-date basis) prepared by a CPA acceptable to Factor, (iii) within 30 days of each month-end, a certificate from the president or chief financial officer of Client stating whether any Default has occurred and stating the nature of the Default, (iv) within 10 days of each month end, a detailed listing of Inventory with a cover summary report, (v) within 10 days of each month-end, a current listing of all open and unpaid accounts payable, (vi) within 60 days of Client’s year end, projected income statements, balance sheet and statement of cash flows by quarter for the next fiscal year, (vii) within 90 days from the date of this Agreement, an updated glove inventory appraisal to be completed by an appraiser acceptable to Factor, and (viii) such other information as Factor may request. All financial statements and reports furnished to Factor hereunder shall be prepared and all financial computations and determinations pursuant hereto shall be made in accordance with GAAP;

(e)            Client has paid and will pay all taxes and governmental charges imposed with respect to sale of Goods and rendition of services and shall furnish to Factor upon request satisfactory proof of payment and compliance with all federal, state and local tax requirements;

(f)            Client will promptly notify Factor of (i) the filing of any lawsuit against Client involving amounts greater than [***], and (ii) any attachment or any other legal process levied against Client;

(g)            The application made and information delivered by or on behalf of Client in connection with this Agreement, and the statements made therein are true and correct at the time that this Agreement is executed. There is no fact which Client has not disclosed to Factor in writing which could materially adversely affect the properties, business or financial condition of Client, or any of the Accounts or Collateral, or which is necessary to disclose in order to keep the foregoing representations and warranties from being misleading;

(h)             In no event shall the funds paid to Client hereunder be used directly or indirectly for personal, family, household or agricultural purposes;

(i)            Client does business under no trade or assumed names.

(j)            Any invoice or written communication that is issued by Client to Factor by facsimile transmission is a duplicate of the original;

(k)            Any electronic communication of data, whether by e-mail, tape, disk, or otherwise that Client remits or causes to be remitted to Factor shall be authentic and genuine; and

(l)            Client does not own, control or exercise dominion over, in any way whatsoever, the business of any Account or Customer.

(m)            Client represents and warrants to Factor that: (i) Client is not engaged as one of Client’s principal activities in owning, carrying or financing the purchase or ownership by others of “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System); (ii) Client owns no real property and leases no real property other than as listed on Schedule 8.1 (m); (iii) a true, correct and complete list of any warehousemen, processors, consignees or other bailees with possession or control of any Inventory is set forth on Schedule 6.3 (b); and (iv) a list and brief description of all bank accounts maintained by Client with any bank or financial institution is set forth on Schedule 8.1 (m);

(n)   Negative Covenants.

(i)            Merger/Sale of Assets. Client may merge or consolidate with any other Person, provided, that Client must provide at least 60 days prior written notice to Factor of any such merger or consolidation, and the surviving entity must be in all respects satisfactory to Factor in Factor’s commercially reasonable discretion. Client will not sell, transfer, lease, abandon, or otherwise dispose of a substantial portion of Client’s assets or any of the Collateral or any interest therein, except that, so long as no Default has occurred and is continuing, Client may sell Inventory in the ordinary course of Client’s business.

(ii)            No Debt or Liens; Taxes. Client will not obtain or attempt to obtain from any Person other than Factor any loans, advances, or other financial accommodations or indebtedness of any kind, nor will Factor enter into any direct or indirect guaranty of any obligation of another Person. Client will not permit any of Client’s assets or any part of the Collateral to be subject to any Lien. Client shall pay when due (or before the expiration of any extension period) any tax or other assessment (including all required payments or deposits with respect to withholding taxes), and Client will, upon request by Factor, promptly furnish Factor with proof satisfactory to Factor that Client has made such payments and deposits.

(iii)            No Distributions. Unless Factor consents in advance and in writing (which consent will not be unreasonably withheld), Client will not retire, repurchase or redeem any of Client’s capital stock or other ownership interest in Client, nor declare or pay any dividend in cash or other property (other than additional shares of capital stock or additional ownership interests) to any owner or holder of Client’s shares or other ownership interest.

(iv)            No ERISA Liabilities. Client will make timely payments of all contributions required to meet the minimum funding standards for Client’s employee benefit plans subject to the Employee Retirement Income Security Act of 1974 (as amended, “ERISA”) and will promptly report to Factor the occurrence of any reportable event (as defined in ERISA) and any giving or receipt by Client of any governmental notice (other than routine requests for information) in respect of any such plan.

(v)            Transactions with Affiliates. Client will not engage in any transaction with any of Client’s officers, directors, employees, owners or other Affiliates, except for an “arms-length” transaction on terms no less favorable to Client than would be granted to Client in a transaction with a Person who is not an Affiliate, which transaction shall be approved by Client’s disinterested directors and shall be disclosed in a timely manner to Client prior to the consummation of the transaction.

(vi)            Loans/Investments. Client will not make any loans or advances to or extend any credit to any Person except (i) the extension of trade credit in the ordinary course of business; and (ii) advances to employees not to exceed an aggregate outstanding amount of [***] at any one time outstanding for all employees. Client shall not purchase, acquire or otherwise invest in any Person except: (A) existing investments in Client’s subsidiaries described on Schedule 8.1 (n) (vi); (B) direct obligations of the United States of America maturing within one year from the acquisition thereof; (C) certificates of deposit issued by, or investment accounts in, banks or financial institutions having a net worth of not less than [***]; and (D) commercial paper rated A-1 by Standard & Poor’s Ratings Group or P-1 by Moody’s Investors Service, Inc. Without limiting the generality of the foregoing, Client shall not create any new subsidiary.

(vii)   Capital Expenditures. Client shall not make or incur capital expenditures in excess of [***] during any fiscal year.

Section 9. Administration.

9.1 Disputes/Chargebacks. Client shall notify Factor immediately upon the assertion by a Customer of a Dispute and Factor may charge such Account back to Client. Factor may charge back to Client all Client Risk Accounts at any time either before or after the due date and any or all Accounts upon the breach of any representation or warranty relating to an Account or upon a Default hereunder. Client indemnifies and holds Factor harmless from and against any and all loss, costs and expenses arising out of Disputes or Client Risk Accounts, including collection and attorneys fees with respect thereto. A chargeback shall not be deemed a reassignment of an Account and title thereto and to the Goods represented thereby shall remain in Factor until such time as Factor executes a reassignment of the Account.

9.2 Expenses. Client shall pay all costs incurred by Factor pursuant to this Agreement, including search and filing fees, on line access fees, wire and ACH transfer fees, audit and field examination fees, legal fees (including the allocated cost of internal counsel) for preparation of this Agreement and any other Factoring Documents and the perfection, preservation and enforcement of any of Factor’s rights hereunder.

9.3 Field Examinations. During the term of this Agreement and so long as there exists or has existed no Default, Factor may conduct up to two (2) field examinations per contract year at the following rates:

Time Period	Maximum Amount To Be Charged Annually for Field Examinations
During the first year of this Agreement	[***]
During the second year of this Agreement	[***]
During the third year of this Agreement	[***]

However, upon the occurrence of a Default and so long as it continues, Factor may conduct and charge additional amounts for additional field examinations.

9.4 Credit Inquiries. Client authorizes Factor to disclose such information as Factor deems appropriate to persons making credit inquiries about Client.

9.5 Persons Authorized to Request Advances. Client hereby authorizes and directs Factor to make Advances to or for the benefit of Client upon receipt of instructions from any of the persons listed on Schedule 9.4. Factor shall have no liability whatsoever to Client or any other Person for acting upon any such instructions which Factor, in good faith, believes were given by any such person, and Factor shall have no duty to inquire as to the propriety of any disbursement. Factor is hereby authorized to make the loans provided for herein based on instructions received by facsimile, electronic mail, telephone or other method of communication from any of such persons. Although Factor shall make a reasonable effort to determine the person’s identity, Factor shall not be responsible for determining the authenticity of any such instructions, and Factor may act on the instructions of anyone it perceives to be one of the persons authorized to request loans hereunder. Factor shall have the right to accept the instructions of any of the foregoing persons unless and until Factor actually receives from Client (in accordance with the notice provisions of this Agreement) written notice of termination of the authority of that person. Client may change persons designated to give Factor borrowing instructions only by delivering to Factor written notice of such change. Client will ensure that each telephone instruction from any person designated in or pursuant to this paragraph shall be followed by written confirmation of the request for disbursement in such form as Factor makes available to Client from time to time for such purpose; provided, however, that Client’s failure to provide written confirmation of any telephonic instruction shall not invalidate such telephonic instruction.

Section 10. Accounting Information.

10. 1 Accounting Statements. Factor shall provide Client with information on the Accounts and a monthly reconciliation of the factoring relationship relating to billing, collection, Account Advances, Inventory Advances, Obligations and account maintenance such as aging, posting, error resolution and e- mailing or mailing of statements. All of the foregoing shall be in a format and in such detail, as Factor, in its sole discretion, deems appropriate. Factor’s books and records shall be admissible in evidence without objection as prima facie evidence of the status of the Accounts and Reserve between Factor and Client. Each statement, report, or accounting rendered or issued by Factor to Client shall be deemed conclusively accurate and binding on Client unless within thirty (30) days after the date of issuance Client notifies Factor to the contrary pursuant to Section 13 hereof, setting forth with specificity the reasons why Client believes such statement, report, or accounting is inaccurate, as well as what Client believes to be correct amount(s) therefore. If the Client gives notice of its disagreement with Factor’s statement, all matters in such statement that are not objected to in Client’s notice, shall be deemed conclusively accurate and binding on Client. Client’s failure to receive any monthly statement shall not relieve it of the responsibility to request such statement and Client’s failure to do so shall nonetheless bind Client to whatever Factor’s records would have reported.

10.2 Inspections. Factor shall have the right at any time, at Client’s expense, to visit and inspect Client’s books and records, and to make and take away copies of Client’s books and records.

Section 11. Defaults and Remedies.

11. 1 Default. A Default shall be deemed to have occurred hereunder upon the happening of one or more of the following: (a) Client shall fail to pay as and when due any amount owed to Factor; (b) any Obligor shall breach any covenant, warranty or representation set forth herein or in any Factoring Document or same shall be untrue when made; (c) any Obligor becomes insolvent in that its debts are greater than the fair value of its assets or is unable to pay its debts as they mature, or admits in writing that it is insolvent or unable to pay its debts, makes an assignment for the benefit of creditors, makes a conveyance fraudulent as to creditors under any state or federal law, or a proceeding is instituted by or against any Obligor alleging that such Obligor is insolvent or unable to pay debts as they mature, or a petition under any provision of Title 11 of the United States Code, as amended, or any state insolvency proceeding is filed by or against any Obligor; (d) any involuntary lien, garnishment, attachment or the like shall be issued against or shall attach to the Accounts, the Collateral or any portion thereof and the same is not released within ten (10) days; (e) any Obligor suffers the entry against it for a final judgment for the payment of money in excess of [***], unless the same is discharged within thirty (30) days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such periods and a stay of execution pending such appeal is obtained; (f) any report, certificate, schedule, financial statement, profit and loss statement or other statement furnished by Client, or by any Obligor or other person on behalf of Client, to Factor is not true and correct in any material respect; (g) Obligor shall have a federal or state tax lien filed against any of its properties (and the same is not released in 10 days), or shall fail to pay any federal or state tax when due (unless such tax is properly challenged or appealed by Client in good faith and Client makes appropriate reserves for such tax), or shall fail to file any federal or state tax form as and when due; (h) a material adverse change shall have occurred in Obligor’s financial conditions, business or operations; (i) any suspension of the operation of Obligor’s present business; (j) death of any Obligor who was a natural person, or death or withdrawal of any partner of any Obligor that is a partnership, or dissolution, merger, or consolidation of any Obligor that is a corporation, partnership or limited liability company; (k) transfer of a substantial part (determined by market value) of the property of any Obligor; (l) sale, transfer or exchange, either directly or indirectly, of a controlling stock or equity ownership interest of any Obligor; (m) termination, unenforceability or withdrawal of any guaranty for the Obligations, or failure of any Obligor to perform any of its obligations under such a guaranty or assertion by any Obligor that it has no liability or obligation under such a guaranty, or (n) Factor shall deem itself insecure with respect to its interest in the Collateral or prospects for repayment.

11.2 Remedies. (a) Upon a Default, Factor may, without demand or notice to Client, exercise all rights and remedies available to it under this Agreement, under the UCC or otherwise, including terminating this Agreement and declaring all Obligations immediately due and payable, provided, however, that in the event of a Default described under clause (c) of Section 11. 1, such termination and acceleration shall automatically occur without any notice, demand or presentment of any kind.

(b) Without notice to or demand upon Client or any other Person, Factor may make such payments and do such acts as Factor considers necessary or reasonable to protect its security interest in the Collateral. Client authorizes Factor to enter each premises where any Collateral is located, take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest or compromise any lien which in Factor’s opinion appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. Factor may ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale and sell the Collateral. Any such sale may be either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms. It is not necessary that the Collateral be present at any such sale.

(c) Factor shall be entitled to any form of equitable relief that may be appropriate without having to establish that any remedy at law is inadequate or other grounds. Factor shall be entitled to freeze, debit and/or effect a set-off against any fund or account Client may maintain with any bank. In the event Factor deems it necessary to seek equitable relief, including injunctive or receivership remedies, as a result of a Default, Client waives any requirement that Factor post or otherwise obtain or procure any bond. Alternatively, in the event Factor, in its sole and exclusive discretion, desires to procure and post a bond, Factor may procure and file with the court a bond in an amount up to and not greater than [***] notwithstanding any common or statutory law requirement to the contrary. Upon Factor’s posting of such bond it shall be entitled to all benefits as if such bond was posted in compliance with state law. Client waives any right it may be entitled to, including an award of attorney’s fees or costs, in the event any equitable relief sought by and awarded to Factor is thereafter, for whatever reason(s), vacated, dissolved or reversed.

11.3 Cumulative Rights; Waivers. The occurrence of any Default shall entitle Factor to all of the default rights and remedies (without limiting the other rights and remedies exercisable by Factor either prior or subsequent to a Default) as available to a Secured Party under the Uniform Commercial Code in effect in any applicable jurisdiction. All rights, remedies and powers granted to Factor in this Agreement, or in any other instrument or agreement given by Client to Factor or otherwise available to Factor in equity or at law, are cumulative and may be exercised singularly or concurrently with such other rights as Factor may have. These rights may be exercised from time to time as to all or any part of the Accounts hereunder or the Collateral as Factor in its discretion may determine. In the event that any part of the purchase of Accounts hereunder by Factor is construed to be a loan from Factor to Client, any advances or payments made as the Purchase Price for all Accounts shall be secured by the Accounts and the Collateral. Factor may not be held to have waived its rights and remedies unless the waiver is in writing and signed by Factor. A waiver by Factor of a right, remedy or default under this Agreement on one occasion is not a waiver of any right, remedy or default on any subsequent occasion. No exercise by Factor of one right or remedy shall be deemed an election, and no waiver by Factor of any default on Client’s part shall be deemed a continuing waiver. No delay by Factor shall constitute a waiver, election or acquiescence by it.

Section 12. Term.

12.1 Term. The Original Term of this Agreement shall be three (3) years from the date of this Agreement (the “Original Term”). Client shall have the right to terminate the Agreement upon sixty (60) days prior written notice, subject to the following prepayment penalties:

Period	Penalty
During the first year	[***] of the Maximum Credit Facility Amount
During the second year	[***] of the Maximum Credit Facility Amount
During the third year	[***] of the Maximum Credit Facility Amount

Notwithstanding anything herein to the contrary, Factor may terminate this Agreement i) at any time after the occurrence of a Default, or ii) assuming no Default hereunder, at any time by giving not less than sixty (60) days notice provided, however, that if Factor terminates this Agreement prior to the end of the Original Term other than upon the occurrence of a Default, Client shall not be obligated to pay any prepayment fees.

Notwithstanding payment in full of all Obligations by Client, any such notice of termination is conditioned on Client’s delivery, to Factor, of a general release in a form reasonably satisfactory to Factor. Client understands that this provision constitutes a waiver of its rights under § 9-513 of the UCC. Factor shall not be required to record any terminations or satisfactions of any of Factor’s liens on the Collateral unless and until Client has executed and delivered to Factor said general release and Client shall have no authority to do so without Factor’s express written consent. Any termination of this Agreement shall not affect Factor’s security interest in the Collateral and Factor’s ownership of the Accounts, and this Agreement shall continue to be effective, until all transactions entered into and Obligations incurred hereunder have been completed and satisfied in full. The expense reimbursement, repayment and indemnification provisions of this Agreement shall survive the termination of this Agreement. All Obligations shall be immediately due and payable in full upon termination of this Agreement.

Section 13. Notices. Any notice or communication with respect to this Agreement shall be given in writing, sent by (i) personal delivery, (ii) overnight delivery service with proof of delivery, (iii) email at the email address set forth below the signature of the respective party to this Agreement, (iv) United States mail, first-class with postage prepaid, or registered or certified mail, or (v) prepaid telegram, telex or telecopy, addressed to each party hereto at its address and to the attention of the person listed as set forth below the signatures of the parties to this Agreement. Any such notice or communication shall be deemed to have been given either at the time of personal delivery or, in the case of overnight delivery service or telecopy, on the next business day at the receiving location or in the case of mail, upon receipt.

Section 14. Attorney’s Fees. Client agrees to reimburse Factor upon demand for all reasonable attorney’s fees, court costs and other expenses incurred by Factor in the preparation, negotiation and enforcement of this Agreement and protecting or enforcing its interest in the Accounts or the Collateral, or in the representation of Factor in connection with any bankruptcy case or insolvency proceeding involving Client, the Collateral, or any Accounts, including any defense of any Avoidance Claims (except to the extent related to Approved Accounts where no Dispute exists). Client hereby agrees to pay such fees, costs and expenses and Factor shall also have the right to charge the Reserve therefore. Notwithstanding the existence of any law, statute or rule, in any jurisdiction which may provide Client with a right to attorney’s fees or costs, Client hereby waives any and all rights to hereafter seek attorney’s fees or costs hereunder and Client agrees that Factor exclusively shall be entitled to indemnification and recovery of any and all attorney’s fees or costs in respect to any litigation based hereon, arising out of, or related hereto, whether under, or in connection with, this and/or any agreement executed in conjunction herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party.

Section 15. Indemnity. Client hereby indemnifies and agrees to hold harmless and defend Factor from and against any and all claims, judgments, liabilities, fees and expenses (including attorney’s fees) which may be imposed upon, threatened or asserted against Factor at any time and from time to time in any way connected with this Agreement or the Collateral. The foregoing indemnification shall apply whether or not such indemnified claims are in any way or to any extent owed, in whole or in part, under any claim or theory of strict liability, or are caused, in whole or in part, by any negligent act or omission of Factor.

Section 16. Severability. Each and every provision, condition, covenant and representation contained in this Agreement is, and shall be construed to be, a separate and independent covenant and agreement. If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of the Agreement shall not be affected thereby.

Section 17. Parties in Interest. All grants, covenants and agreements contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Client may not delegate or assign any of its duties or obligations under this Agreement without the prior written consent of Factor. Notwithstanding anything herein to the contrary, the Factor may, without consent of the Client, grant a security interest in, sell or assign, grant or sell participations in or otherwise transfer all or any portion of its rights and obligations hereunder to one or more Persons.

Section 18. Governing Law; Submission to Process and Venue. This Agreement shall be deemed a contract made under the laws of the State of California and shall be construed and enforced in accordance with and governed by the internal laws of the State of California, without reference to the rules thereof relating to conflicts of law. Client hereby irrevocably submits itself to the exclusive jurisdiction of the state and federal courts located in the state of California, and agrees and consents that service of process may be made upon it in any legal proceeding relating to this Agreement, the purchase of Accounts or any other relationship between Factor and Client by any means allowed under state or federal law. Client hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, that any such proceeding, is brought in any inconvenient forum or that the venue thereof is improper.

Section 19. Complete Agreement. This Agreement, the written documents executed pursuant to this Agreement, if any, and the acknowledgment delivered in connection herewith set forth the entire understanding and agreement of the parties hereto with respect to the transactions contemplated herein and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. No modification or amendment of or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced.

Section 20. Miscellaneous.

(a)    Client acknowledges that there is no, and it will not seek or attempt to establish any, fiduciary relationship between Factor and Client, and Client waives any right to assert, now or in the future, the existence or creation of any fiduciary relationship between Factor and Client in any action or proceeding (whether by way of claim, counterclaim, crossclaim or otherwise) for damages.

(b)    This Agreement shall be deemed to be one of financial accommodation and not assumable by any debtor, trustee or debtor-in-possession in any bankruptcy proceeding without Factor’s express written consent and may be suspended in the event a petition in bankruptcy is filed by or against Client.

(c)    In the event Client’s principals, officers or directors form a new entity, whether corporate, partnership, limited liability company or otherwise, similar to that of Client during the term of this Agreement, such entity shall be deemed to have expressly assumed the obligations due Factor by Client under this Agreement. Upon the formation of any such entity, Factor shall be deemed to have been granted an irrevocable power of attorney with authority to file, on behalf of the newly formed successor business, a new UCC financing statement or other UCC financing statement with the appropriate secretary of state or Uniform Commercial Code filing office. Factor shall be held-harmless and be relieved of any liability resulting from the filing of a financing statement or the resulting perfection of a lien in any of the successor entity’s assets. In addition, Factor shall have the right to notify the successor entity’s Customers of Factor’s lien rights, its right to collect all Accounts, and to notify any new factor or Factor who has sought to procure a competing lien of Factor’s right is in such successor entity’s assets.

(d)    Client expressly authorizes Factor to access the systems of and/or communicate with any shipping or trucking company in order to obtain or verify tracking, shipment or delivery status of any Goods regarding an Account.

(e)    Client’s principal(s) acknowledge that the duty to accurately complete each Schedule of Accounts is critical to this Agreement and as such all obligations with respect thereto are non- delegable. Each of Client’s principal(s) acknowledge that he/she shall remain fully responsible for the accuracy of each Schedule of Accounts delivered to Factor regardless of who is delegated the responsibility to prepare and/or complete such Schedule of Accounts.

(f)    Client shall indemnify Factor from any loss arising out of the assertion of any Avoidance Claim. Client shall notify Factor within two business days of it becoming aware of the assertion of an Avoidance Claim.

(g)           Client agrees to execute any and all forms (i.e. Forms 8821 and/or 2848) that Factor may require in order to enable Factor to obtain and receive tax information issued by the Department of the Treasury, Internal Revenue Service, or receive refund checks.

(h)           The Client shall make each payment required hereunder, and/or under any instrument delivered hereunder, without setoff, deduction or counterclaim.

(i)    The terms of this Agreement and the other Factoring Documents are confidential and Client agrees not to disclose same to any party other than its accountants, attorneys and others that are in a confidential relationship with Client and who agree to treat this Agreement and the other Factoring documents and the contents of same as confidential.

Section 21. Waiver of Jury Trial, Punitive and Consequential Damages, Etc. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, CLIENT AND FACTOR HEREBY IRREVOCABLY AND EXPRESSLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER FACTORING DOCUMENT, THE OBLIGATIONS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR EITHER PARTY'S ACTIONS IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT HEREOF OR THEREOF; AND (B) IRREVOCABLY AND EXPRESSLY WAIVE, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITITGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES AND CLIENT HEREBY RELEASES AND EXCULPATES FACTOR, ITS OFFICERS, EMPLOYEES AND DESIGNEES, FROM ANY LIABILITY ARISING FROM ANY ACTS UNDER THIS AGREEMENT OR IN FURTHERANCE THEREOF WHETHER OF OMISSION OR COMMISSION, AND WHETHER BASED UPON ANY ERROR OF JUDGMENT OR MISTAKE OF LAW OR FACT, EXCEPT FOR WILLFUL MISCONDUCT. EACH OF CLIENT AND FACTOR ACKNOWLEDGES THAT SUCH WAIVER IS MADE WITH FULL KNOWLEDGE AND UNDERSTANDING OF THE NATURE OF THE RIGHTS AND BENEFITS WAIVED HEREBY, AND WITH THE BENEFIT OF ADVICE OF COUNSEL OF ITS CHOOSING.

Section 22. Arbitration.

Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Los Angeles, before three arbitrators. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. The arbitrator may, in the award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.

In Witness Whereof, the parties have set their hands and seals on the day and year first hereinabove written.

FCC, LLC d/b/a First Capital Western Region, LLC

By:	/s/ Ronald E. Garber
Name: Ronald E. Garber
Title: S.V.P.

700 S. Flower Street, Suite 2325
Los Angeles, California 90017
Attention: David Scheer
Email: dscheer@firstcapital.com

IRONCLAD PERFORMANCE WEAR CORPORATION

By:	/s/ Scott Jarus
Scott Jarus, Chief Executive Officer

Client address & name for notice:

2201 Park Place, Suite 10 1
El Segundo, California 90245
Attention: Scott Jarus
Email: scottj@ironclad.com

STATE OF_________)
COUNTY OF_______)

On                                , 2009, before me,                                                      , Notary Public, personally appeared Scott Jarus, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature ______________________ (Signature of Notary)                                (Seal of Notary)

SCHEDULE “A”

Definitions

“Account(s)” means (i) all “accounts” as defined in the UCC due to Client, whether presently existing or hereafter arising due to Client, and (ii) all presently existing or hereafter arising accounts receivable due to Client, book debts, notes, drafts and acceptances and other forms of obligations or rights to payment of a monetary obligation now or hereafter owing to Client, whether arising from the sale or lease of goods or the rendition of services by Client or otherwise (including any obligation that might be characterized as an account, contract right, general intangible or chattel paper under the UCC), all of Client’s rights in, to and under all purchase orders now or hereafter received by Client for goods and services, all proceeds from the sale of Inventory, all monies due or to become due to Client under all contracts for the sale or lease of goods or the rendition of services by Client or otherwise (whether or not yet earned by performance) (including the right to receive the proceeds of said purchase orders and contracts), all collateral security and guarantees of any kind given by any obligor with respect to any of the foregoing, and all goods returned to or reclaimed by Client that correspond to any of the foregoing and all proceeds of the foregoing..

“Account Advance” means amounts advanced by Factor to or for the benefit of the Client under this Agreement or otherwise against the Net Invoice Amount of Accounts.

“Account Advance Availability” means the amount determined by Factor pursuant to section 3.1 hereof.

“Advance(s)” means all Account Advances and Inventory Advances and any other amounts advanced by Factor to or on behalf of Client.

“Agreement” means this Agreement, including the Exhibits and any Schedules hereto, and all amendments, modifications and supplements hereto and thereto and restatements hereof and thereof.

“Approved Account” means an Account representing a sale to a Customer within the terms of a Credit Line established for such Customer on Client’s normal selling terms or within the Single Order Approval issued by Factor provided that delivery is completed while such Credit Line or Single Order Approval remains in effect and such Account has not been charged back to the Client.

“Avoidance Claim” means any claim that any payment received by Factor from or for the account of an Account Debtor is avoidable under the federal Bankruptcy Code or any other debtor relief statute.

“Business Day” means any day that a bank located in California, Oklahoma or Ohio is open for business.

“Chattel Paper” means (i) all “chattel paper” as defined in the UCC, and (ii) all record or records that evidence both a monetary obligation and a security interest in specific goods, a security interest in specific goods and software used in the goods, a security interest in specific goods and license of software used in the goods, a lease of specific goods, or a lease of specific goods and license of software used in the goods.

“Client” has the meaning ascribed thereto in the introductory paragraphs hereof.

“Client Risk Account” means those Accounts for which Factor has not given Credit Approval, for which Credit Approval has been withdrawn or revoked or with respect to which Factor is not responsible under Section 2 hereof.

 “Collateral” means and includes all of Client’s right, title and interest in and to all of Client’s property, whether real or personal, tangible or intangible, now owned or existing or hereafter acquired or arising and wherever located, including all of the following: (a) all Accounts, (b) Chattel Paper, (c) Commercial Tort Claims, (d) Deposit Accounts, (e) Documents, (f) Equipment (g) General Intangibles (including but not limited to all files, correspondence, computer programs, tapes, disks and related data processing software which contain information identifying or pertaining to any of the Collateral or any Customer or showing the amounts thereof or payments thereon or otherwise necessary or helpful in the realization thereon or the collection thereof), (h) Goods, (i) Inventory, (j) Instruments, (k) Investment Property, (l) Letters of Credit and Letter of Credit Rights, (m) Negotiable Collateral (n) the Reserve, (o) all Supporting Obligations, (p) all other personal property and assets of the Client and (q) all proceeds (as defined in the UCC) and any other products of the foregoing and this clause (q).

“Collection Date” means (a) for payments received by Factor in payment of Accounts, the date a check, draft or other item representing payment on an invoice is posted to Factor’s account plus two (2) business days; or (b) for Approved Accounts paid by Factor due to Customer’s financial inability to pay, the Friday of the calendar week following the calendar week in which the 120 day period for such Approved Account ends.

“Commercial Tort Claim” means (i) all “commercial tort claims” as defined in the UCC, and (ii) all claims arising in tort with respect to which: (A) The claimant is an organization; or (B) The claimant is an individual and the claim: (x) arose in the course of the claimant’s business or profession; and (y) does not include damages arising out of personal injury to or the death of an individual.

“Commission” has the meaning ascribed thereto in Section 5.2 (a) hereof.

“Contract Year” means the twelve month period ending on the date that is twelve months after the effective date of this Agreement and the twelve month period ending on each annual anniversary thereof.

“Credit Approval(s) and Credit Approved” means, with regard to an Approved Account, that Factor has accepted the Credit Risk.

“Credit Lines” has the meaning ascribed thereto in Section 2.2 (a).

“Credit Risk” means the Customer’s failure to pay an Account when due solely because of its financial inability to pay.

“Customer” means any Person who is obligated on an Account, Chattel Paper or General Intangible. “Default” means any of the events specified in Section 11 of this Agreement.

“Deposit Account” means (i) all “deposit accounts” as defined in the UCC , and (ii) any demand, time, savings, passbook or like account maintained with a bank, savings and loan association, credit union, trust company or like organization, other than an account evidenced by a certificate of deposit that is an instrument under the UCC.

“Dispute or Disputed Account” means any claim, whether or not provable, bona fide, or with or without support, made by an Customer as a basis for refusing to pay an Account, either in whole or in part, including any contract dispute, charge back, credit, right to return Goods, or other matter which diminishes or may diminish the dollar amount or timely collection of such Account.

“Documents” means a document of title or a receipt of the type described in UCC 7-201(2).

“EBITDA” means, with respect to Client for any applicable period, (a) net income (excluding extraordinary gains), plus (b) the sum of interest expense, stock options and non-cash item under FAS 123(R), taxes, depreciation and amortization, in each case determined in accordance with GAAP.

 “Eligible Inventory” means and includes that Inventory (other than packaging materials, labels and supplies) located in the continental United States which Factor, in its discretion, deems to be Eligible Inventory. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory unless:

(a)            it is finished goods;

(b)            at all times it strictly complies with all of Client’s warranties, covenants and representations to Factor;

(c)            it is in good, new and salable condition;

(d)            it is not slow moving, obsolete or unmerchantable, in Factor’s discretion;

(e)            it meets all standards imposed by any governmental agency or authority;

(f)            it is at all times subject to Factor’s duly perfected, first-priority security interest and there exists no other Lien thereon;

(g)            it is in Client’s possession and control situated at a location disclosed to Factor in compliance with this Agreement, the Inventory is not in-transit, Client’s books reflect the Inventory, the Inventory is insured to the full value thereof, and the insurance policy lists Factor as sole loss payee;

(h)            it is not in the hands of any third party, including a warehouseman, finisher, consignee, bailor, etc., unless such arrangement is fully disclosed to Factor in writing and Client shall have provided to Factor such waivers, acknowledgments and other items requested by Factor in its discretion;

(i)            it is not subject to any license or other agreement that limits, conditions, or restricts

Client’s or Factor’s right to sell, transfer or otherwise dispose of such Inventory;

(j)            Client owns such Inventory and such Inventory is not in Client’s possession based upon any consignment, guaranteed sale, or similar basis; and

(k)    it is not of a type that Factor, in its discretion, has determined is not Eligible Inventory.

“Equipment” means (a) all “equipment” as defined in the UCC, and (b) all of Client’s present and hereafter acquired machinery, equipment, furniture, fixtures, goods, and all other tangible personal property (other than Inventory), including computer and other electronic data processing equipment and other office equipment and supplies, computer programs and related data processing software, embedded software, spare parts, tools, motors, automobiles, trucks, tractors and other motor vehicles, rolling stock, jigs, as well as all of such types of property leased by Client and all of Client’s rights and interests with respect thereto under such leases (including, without limitation, options to purchase), together with all present and future additions and accessions thereto, replacements therefor, component and auxiliary parts and supplies used or to be used in connection therewith, and all substitutes for any of the foregoing, and all manuals, drawings, instructions, warranties and rights with respect thereto; wherever any of the foregoing is located.

“Factor” has the meaning ascribed thereto in the introductory paragraph hereof.

“Factoring Documents” means, collectively, this Agreement and any other agreements, instruments, certificates or other documents entered into in connection with this Agreement, including collateral documents, letter of credit agreements, riders covering inventory or other loans, security agreements, pledges, guaranties, mortgages, deeds of trust, assignments and subordination agreements, and any other agreement executed by Client, any guarantor or any affiliate of Client or any guarantor pursuant hereto or in connection herewith.

 “Financing Statement” means each Uniform Commercial Code financing statement naming the Factor as purchaser/secured party and the Client as Client/debtor, in connection with this Agreement.

“GAAP” means generally accepted accounting principles consistently applied and maintained throughout the period indicated and consistent with the prior financial practices of the Person referred to.

“General Intangible” means (i) all “general intangibles” as defined in the UCC, and (ii) all of Client’s present and future general intangibles and all other presently owned or hereafter acquired intangible personal property of Client (including payment intangibles and any and all choses or things in action, goodwill, patents and patent applications, tradenames, servicemarks, trademarks and trademark applications, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, licenses and rights under any licensing agreements, route lists, infringement claims, software, computer programs, computer discs, computer tapes, literature, reports, catalogs, deposit accounts, tax refunds and tax refund claims) other than Goods, Accounts, Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Equipment, Instruments, Investment Property, Letters of Credit or Letters of Credit Rights, but specifically including all of Client’s books and records.

“Goods” means (i) all “goods” as defined in the UCC, and (ii) all of Client’s present and hereafter acquired goods, wherever located, including imbedded software to the extent included in “goods”, manufactured homes, and standing timber that is cut and removed for sale.

“Guarantor” has the meaning ascribed thereto in the introductory paragraph.

“Instrument” means (i) all “instruments” as defined in the UCC, and (ii) all negotiable instruments or any other writings that evidence a right to the payment of a monetary obligation, is not itself a security agreement or lease, and is of a type that in ordinary course of business is transferred by delivery with any necessary endorsement or assignment. The term does not include (i) Investment Property, (ii) Letters of Credit, or (iii) writings that evidence a right to payment arising out of the use of a credit or charge card or information contained on or for use with the card.

“Inventory” means (i) all “inventory” as defined in the UCC, and (ii) all of Client’s inventory, together with all of Client’s present and future inventory, including goods held for sale or lease or to be furnished under a contract of service and all of Client’s present and future raw materials, work in process, finished goods, shelving and racking upon which the inventory is stored and packing and shipping materials, wherever located, and any documents of title representing any of the above.

“Inventory Advance” means amounts advanced by Factor to or for the benefit of the Client under this Agreement or otherwise against Eligible Inventory pursuant to Section 3.2 hereof.

“Inventory Advance Availability” means the amount determined by Factor in under section 3.2 hereof.

“Inventory Certificate” means the certificate, in such form as Factor may prescribe from time to time, with appropriate insertions, to be submitted to Factor by Client pursuant to this Agreement and certified as true and correct by the Chief Executive Officer or the Chief Financial Officer of Client.

“Investment Property” means (i) any “investment property” as defined in the UCC, and (ii) a security, whether certificated or uncertificated, security entitlement, securities account, commodity contract, or commodity account.

“Issuer” means a financial institution selected by Factor and reasonably acceptable to Client.

“Ledger Debt” means any debt, liability or obligation now or hereafter owing by Client to others, including any present or future client of Factor, which Factor may have obtained or may obtain by purchase, assignment, negotiation, discount, participation or otherwise.

 “Letter of Credit” means a commercial or stand-by letter of credit issued by or on behalf of or for the benefit of Client.

“Letter of Credit Fee” means a monthly fee equal to [***] of the face amount of all issued and/or outstanding Letters of Credit and such other fees and charges as set forth on Exhibit A hereto as such may be revised from time to time.

“Letter of Credit Obligations” means all indebtedness, liabilities and obligations incurred by Factor at the request of Client in connection with the issuance of Letters of Credit.

“Letter of Credit Reserve” means, from time to time, an amount equal to the aggregate amount that may then be drawn under the Letter of Credit assuming compliance with all conditions for drawing, plus the aggregate amount of all draws under the Letter of Credit for which Client has not reimbursed
Factor.

“Letter of Credit Right” means (i) “letter of credit right” as defined in the UCC, and (ii) a right to payment or performance under a Letter of Credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance. The term does not include the right of a beneficiary to demand payment or performance under a Letter of Credit.

“LIBOR” means, at any time, an interest rate per annum equal to the interest rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) as published in the “Money Rates” section of The Wall Street Journal (or another national publication selected by the Factor) as the one month London Interbank Offered Rate for United States dollar deposits or such other language (or, if such page shall cease to be publicly available or, if the information/description contained on such page, in Factor’s sole judgment, shall cease to accurately reflect such London Interbank Offered Rate, then such rate as reported by any publicly available recognized source of similar market data selected by Factor that, in Factor’s reasonable judgment, accurately reflects such London Interbank Offered Rate).

“Lien” means any security interest, security title, mortgage, deed to secure debt, deed of trust, lien, pledge, charge, conditional sale or other title retention agreement, or other encumbrance of any kind in respect of any property, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or hereafter acquired and whether arising by agreement or operation of law.

"Misdirected Payment Fee" means [***] of the amount of any payment on account of an Account which has been received by Client and not delivered in kind to Factor within two (2) business days following the date of receipt by Client.

“Negotiable Collateral” means all of Client’s present and future letters of credit, advises of credit, notes, drafts, instruments, and documents, including bills of lading, leases, and chattel paper, and Client’s books and records relating to any of the foregoing.

“Net Invoice Amount” means the invoice amount of the Account, less returns (whenever made), all selling discounts (at Factor’s option, calculated on shortest terms), credits or deductions of any kind allowed or granted to or taken by the Customer at any time.

“Obligations” means all present and future Account Advances, Inventory Advances, Letter of Credit Obligations, interest, fees, Commission, expenses, and all other present and future obligations (including the obligation to turn over all proceeds of Accounts and other Collateral) owing by Client to Factor, including interest thereon, whether or not for the payment of money, whether or not evidenced by any note or other instrument, whether direct or indirect, absolute or contingent, due or to become due, joint or several, primary or secondary, liquidated or unliquidated, secured or unsecured, original or renewed or extended, whether presently contemplated or not, regardless of how the same arise, or by what instrument, agreement or book account they may be evidenced, or whether evidenced by any instrument, agreement or book account, whether arising before, during or after the commencement of any federal Bankruptcy Case in which Client is a debtor including obligations arising pursuant to Letters of Credit or acceptance transactions or any other financial accommodations or agreements between Client and Factor.

“Obligor” means Client and any other Person primarily or secondarily, directly or indirectly, liable on any of the Obligations, including, but not limited to, any guarantor thereof (individually an “Obligor” and collectively, the “Obligors”),

“Original Term” means the term of this Agreement as reflected in section 12 hereof and “Term” means the Original Term and any extensions thereof.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or unincorporated organization or a government or any agency or political subdivision thereof.

“Purchase Price” means the amounts received by Factor from a Customer in payment of an Account, provided, however, that with respect to an Approved Account that remains unpaid 120 days after its maturity due solely to a Customer’s financial inability to pay, purchase price means the Net Invoice Amount less Factor’s Commission but in no event in excess of the amount of the Credit Approval related thereto.

“Reserve” means a bookkeeping account on the books of the Factor representing an unpaid portion of the Purchase Price and such other amounts as Factor deems advisable as security for the payment and performance by Client of its Obligations hereunder.

“Schedule of Accounts” means a form supplied by Factor from time to time wherein Client lists all Accounts.

“Security Interest” means the rights, title and interest in and to and liens of Factor on and in the Collateral.

“Single Order Approval” has the meaning ascribed thereto in Section 2.2 (a) hereof.

“Supporting Obligation” means (i) a “supporting obligation” as defined in the UCC, and (ii) a Letter of Credit Right or secondary obligation that supports the payment or performance of an Account, Chattel paper, a Document, a General Intangible, an Instrument, or Investment Property.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of California.